EXHIBIT 10.3

I confirm that I have been informed of and fully understand the material negative impact caused by the COVID-19 pandemic on the business and financial health of my employer and its affiliates, including its ultimate parent, PVH Corp. I understand that, notwithstanding the foregoing, I will receive the pay out of my fiscal 2019 bonus no later than April 30, 2020. I acknowledge that there will be no merit increases of salary and, further, accept the reduction of my base salary for a period of no less than three months and no more than six months, starting in connection with the work week that commences on April 13, 2020 and ending in connection with the work week that ends on October 18, 2020. I understand that this decrease in my base salary will end in connection with the first pay period that starts at least 30 days after at least 80% of our company-operated stores in the U.S. and Canada return to regular operation. I acknowledge that my fiscal 2020 bonus payout opportunities, when bonuses are established, will be 50% of the payout opportunities that were set in connection with my fiscal 2019 bonus award at each of the threshold, target and maximum award levels or, if I was recently promoted, 50% of the payout opportunities last year at each of the threshold, target and maximum award levels that others in my new salary grade received. I hereby waive any claim I might have under my employment agreement or other document governing my employment, applicable law or otherwise and release my employer and its affiliates, including but not limited to PVH Corp., from any liability with respect to each of the foregoing. I understand that in all other instances, my employment agreement (or other document governing my employment) remains in full force and effect and the terms of my employment are unchanged, including its “at-will” nature.

Signature for acceptance:

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Name

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Date